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Exhibit (d)(17)

CONFIDENTIALITY AGREEMENT
(Reciprocal)

        THIS CONFIDENTIALITY AGREEMENT is:

        Dated as of October 27, 2003; by and between

        Prima Energy Corporation ("Prima") and

        Petro-Canada and Petro-Canada Oil and Gas (collectively the "Recipient").

Recitals

        Prima Energy Corporation ("Prima") and

        A.    Prima and Recipient are considering a possible negotiated transaction (the "Transaction") between one another.

        B.    In connection with such considerations and possible negotiations, each party may disclose to the other party certain information that is confidential concerning the disclosing party.

        C.    The. parties have entered into this agreement in order to set forth their respective obligations with respect to the use and protection of such information and with respect to certain related matters.

Agreement

        In consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Definition of Confidential Information.    For purposes of this agreement, the term "Confidential Information" shall include all information whether verbal or written, which either party or its Representatives furnish to. the other party or its Representatives, including, but not limited to, financial information, reserves, estimates of reserves, geological information, drilling, production, operating and market costs, pricing information, customer lists, potential acquisitions and current and proposed business activities together with till analyses, compilations, maps, studies, records or other data prepared by the disclosing party or its Representatives which contain or are generated from such information; provided, however, that "Confidential Information" shall not include information that (a) was obtained on a non-confidential basis by the recipient from a source independent of the disclosing party if such source is not subject to any prohibition known to the recipient against transmitting such information to the recipient by a contractual or fiduciary obligation to the disclosing party, (b) prior to or after the date hereof became or becomes generally known to the public other than by reason of the other party's breach hereof or disclosure by a Representative of the other party or (c) was already in the possession of die recipient prior to being furnished pursuant to this agreement.

        2.    Restricted Use of Confidential Information.    The Confidential Information shall he kept confidential by the parties and their respective directors, officers, employees, affiliates (as defined in the Securities Exchange Act of 1.934 (the "~1934 Act")), accountants, bankers, lenders, attorneys, engineers, geologists and other agents or advisors engaged in connection with the Transaction (collectively, "Representatives"). Neither party nor their respective Representatives shall disclose the Confidential Information to any third party (other than its Representatives) or use the Confidential information for any reason other than to evaluate the Transaction. Each party shall inform its Representatives of the terms of this agreement and be responsible to the other for any breach by their Representatives of the terms hereof. The parties acknowledge that they are (i) aware, and have advised or shall advise their respective Representatives that the United States securities laws prohibit any person in possession of material non-public information about a company from purchasing or selling securities of such company, and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities, and (II) familiar with the 1934 Act and the rules and regulations thereunder, and shall neither use nor permit any of their Representatives to use any Confidential Information in violation of the 1934 Act or rules or regulations, including without limitation, Rules lob-5 and 14e-3 promulgated thereunder.

        3.    Quality of Information.    Each party furnishing information, including Confidential Information, shall endeavor to include materials that they believe to be reliable and relevant. However, all information shall be provided without any representation or warranty as to its accuracy or completeness. Neither the party furnishing information nor any of its Representatives shall have any liability to the other party or any of its Representatives resulting from their use of such information.

        4.    Nondisclosure of Possible Transaction.    The parties acknowledge to one another the confidential nature of the Transaction and their respective analyses thereof., and that disclosure by either party may have an adverse impact on the business of the other, The parties shall not disclose the fact, substance or status of any discussions or negotiations regarding the Transaction, except to their respective Representatives; provided, however, that notwithstanding the foregoing, nothing herein shall preclude a party from making such public disclosures as it may deem necessary in order to timely comply with any disclosure obligations arising under the federal securities laws or the rules or policies of the any stock exchange or similar regulatory agency having jurisdiction over it. If it is necessary for either party to make any such disclosure, the disclosing party shall provide written notice thereof to the other party prior to making such disclosure.

        5.    Legal Proceedings.    If either party becomes legally compelled or is otherwise required by a regulatory body to make any disclosure of Confidential Information, the party so required shall give prompt written notice of such requirement to the other party so that the other party may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the party so required may furnish that portion of the Confidential Information that it is legally compelled or otherwise required to disclose.

        6.    No Contact With Bankers, Others.    Neither party nor its Representatives shall, without the prior written consent of the other party, initiate or cause to be initiated any communication with any bankers (commercial or investment), brokers, investors, consultants or other similar persons or entities of such other party concerning the Transaction or the Confidential Information. Recipient's contacts with Waterous & Co. or its affiliates concerning Prima are exempt from the provisions of this paragraph.

        7.    Contact With Employees.    Neither party nor its Representatives will, without the prior consent of the other party, (a) initiate or cause to be initiated any communication with any employee of such other party concerning the Transaction or the Confidential Information (except in the ordinary course of business, unrelated to the transaction), or (b) for a period of two years after the date hereof, solicit or cause to be solicited the employment of any person who is employed by such other party and who is identified as a candidate for employment as a result of the Transaction or its review of the Confidential Information.

        8.    Return or Destruction of Confidential Information.    In the event that the parties do not proceed with a Transaction, each of the parties shall promptly redeliver to the other all written Confidential Information furnished to that party or its Representatives by the other party or its Representatives and, except for the materials referred to in the next succeeding sentence of this paragraph, any other written material containing extracts of the Confidential Information and will not retain any copies, extracts or other reproductions (including any computer tapes or discs or oral reproductions) in whole or in part of such written material. Upon the written request of either party to the other, all documents, memoranda, notes and other writings or materials whatsoever prepared by such other party or its Representatives containing information included in the requesting party's Confidential Information shall be destroyed, and, such destruction shall be certified in writing to the requesting party by an authorized officer supervising such destruction.

        9.    Standstill Provisions.    During the period commencing on the date hereof and ending on the earlier to occur of (x) two years or after the date hereof or (y) the closing date of the Transaction, neither party shall, directly or indirectly, without the prior written consent of the other party, (a) effect or seek, or propose to effect, or cause or participate in, or in any way assist or encourage any other person to effect or participate in (i) any acquisition of any securities of the other party or any of its affiliates, (ii) any merger, consolidation, business' combination, asset purchase or other similar transaction involving the other party or its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or its affiliates or (iv) any solicitation of proxies to vote, any execution of any consent as a shareholder, any action to call a meeting of shareholders or otherwise seek in any manner to advise or influence any person with respect to the voting of securities of such other party, (b) form, join or otherwise participate in. any "group" (as defined in the 1934 Act) with respect to any securities of such other party, (c) otherwise act alone or in concert with others to seek to control or influence the management, Board of Directors or policies of such other party, (ii) take any action which might cause or require such other party to make a public announcement regarding any of the types of matters set forth in (a) through (c) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

        10.    Indemnification; Remedies.    Each party shall indemnify and hold the other harmless from any loss, cost, liability or other damages, including, but not limited to, reasonable legal fees and expenses, arising out of any breach by the indemnifying party or its Representatives of the terms of this agreement. The parties acknowledge and agree that an award of money damages would he inadequate for any breach of this agreement by the indemnifying party or its Representatives and that any such breach would cause irreparable harm; accordingly, in the event of a breach or threatened breach of this agreement, the indemnified party shall also be entitled to equitable relief, including injunctive relief and specific performance.

        11.    No Obligation.    Each of the parties hereto agrees that unless and until a definitive agreement between them with respect to the Transaction has been executed and delivered, neither of the pasties will be under any legal obligation of any kind whatsoever with respect to such, a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of their respective Representatives, except for the matters specifically agreed to in this Agreement.

        12.    Miscellaneous.

          a.    Entire Agreement.    This agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes and replaces all prior agreements relating thereto. This agreement may be amended only by written agreement signed by both parties hereto. if any term, provision, covenant or restriction in this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          b.    Governing Law.    This agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflict of laws principles.

          c.    Waiver.    Delay or failure to exercise any right or remedy hereunder shall not impair such right or remedy or be construed as a waiver thereof or. as acquiescence in a breach of this agreement. Any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy,

          d.    Assignment.    The obligations of the parties hereunder shall be binding upon their respective successors and assigns; provided that neither party shall assign its rights hereunder without the prior written consent of the other.

          e.    Counterparts.    This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this agreement and all of which, when taken together, shall constitute one and the same agreement.

        IN WITNESS WHEREOF, each party has caused this agreement to be duly executed and delivered on its behalf.

PRIMA ENERGY CORPORATION		PETRO CANADA
By:	/s/ Neil Stenbuck Neil Stenbuck Executive Vice President	By:	/s/ D.M. Clague D.M. Clague Vice President Production
PETRO CANADA OIL AND GAS
		By:	/s/ D.M. Clague D.M. Clague Vice President Production

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  Exhibit (d)(17)